Exhibit 4.30

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN *.

PUBLIC HEALTH SERVICE

AMENDMENT L-007-96/1

This Amendment of the Non-Exclusive Patent License, L-007-96/0 (“Agreement”), L-007-96/1 (“Amendment”), is made between the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), or the Food and Drug Administration (“FDA”), hereinafter singly or collectively referred to as (“PHS”), agencies of the United States Public Health Service within the Department of Health and Human Services (“DHHS”) through the Office of Technology Transfer, NIH, having an address at 6011 Executive Boulevard, Suite 325, Rockville, Maryland 20852-3804, U.S.A., and Amersham Health Inc. (“Licensee”), having an office at 101 Carnegie Center, Princeton, New Jersey 08540).

Whereas, Licensee desires the Agreement to be amended, a first time, in order to clarify the meaning of Section 2 of Appendix C of the Agreement; and

Whereas, PHS is willing to amend the Agreement a first time in order to facilitate this clarification.

Now Therefore, PHS and Licensee, intending to be bound, hereby agree that the following change will be made to the Agreement:

1.	New Paragraph 2(a) for Appendix C will be added:

For clarification, PHS agrees that the * royalty, due under this Agreement, shall be applied to and based upon the net sales of the product as described and defined in the related exclusive patent license L-006-96/0 (‘006 agreement). PHS further agrees that this * royalty shall not be applied to any component of the drug delivery system, as defined by the Licensed Patent Rights, required to deliver the product as described and defined in the ‘006 agreement. Additionally and for example, while the ‘006 agreement and this Agreement are in effect, Licensee shall pay the PHS a minimum of * of net sales of the product as described and defined in the ‘006 agreement, specifically, * under the ‘006 agreement and an additional * under this Agreement. Licensee agrees that the total earned royalties due to the PHS can rise to a total of * should the provisions of the related exclusive patent license, L-287-00/0 (‘287 agreement) be in effect. In this case, * under the ‘006 agreement, * under this Agreement and * under the ‘287 agreement.

2.	All terms and conditions of the Agreement not herein amended remain binding and in effect;

3.	The Agreement and this Amendment constitute the entire understanding between PHS and Licensee and supersede all prior Agreements and understandings with respect to the Licensed Product(s) and/or Licensed Process(es); and

4.	This Amendment is effective when signed by all parties.

SIGNATURES BEGIN ON NEXT PAGE

AMENDMENT TO PHS LICENSE AGREEMENT L-007-96/0

SIGNATURE PAGE

In Witness Whereof, the parties have executed this agreement on the dates set forth below. Any communication or notice to be given shall be forwarded to the respective addresses listed below.

For PHS:

/s/ Jack Spiegel	7/17/2002
Jack Spiegel, Ph.D	Date
Director, Division for Technology Development and
Transfer
National Institutes of Health

Mailing Address for Notices:

National Institutes of Health

Office of Technology Transfer

6011 Executive Boulevard, Suite 325

Rockville, MD 20852

For Licensee (The undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.)

/s/ Ase Aulie Michelet	5/8/2002
Signature of Authorized Official	Date

Ase Aulie Michelet
Printed Name

President
Title

Official and Mailing Address for Notices:

AMERSHAM HEALTH AS	U.S. Contact:
Nycoveien 2	AMERSHAM HEALTH INC.
Post Office Box 4220	101 Carnegie Center
Torshov, B0401	Princeton, New Jersey 08540
Oslo, Norway